EXHIBIT 99.1
Three-Five Systems to Implement Asset Sales Through Bankruptcy
Company Files Chapter 11 Proceeding in Phoenix, Arizona
TEMPE, Ariz., September 8 /PRNewswire/ — Three-Five Systems, Inc. (the “Company”) announced that it has today filed a voluntary Chapter 11 bankruptcy petition with the federal bankruptcy court in Arizona. The bankruptcy petition is part of ongoing actions taken by the Company to sell off its assets and subsidiaries, wind up its business, and attempt to preserve the value of the Company for its shareholders.
The Company’s foreign subsidiaries are not included in the filing, and their ability to generally pay their obligations when due will not be affected by the filing. The Company’s subsidiary TFS Electronic Manufacturing Systems, Inc. (“TFSEMS”) is currently in bankruptcy and the Company is providing TFSEMS with debtor-in-possession financing.
Management continues to work with potential interested buyers for various assets owned by the Company. The Company does not currently believe that it needs post-petition financing.
Due to the current status of the Company, it does not currently plan to file a quarterly report on Form 10-Q for the period ended June 30, 2005 or any related earnings release. As part of the bankruptcy proceedings, the Company will file financial statements with the bankruptcy court.
About Three-Five Systems
TFS provides specialized electronics manufacturing services to original equipment manufacturers. TFS offers a broad range of engineering and manufacturing capabilities. TFS’ website is located at www.tfsc.com. Three-Five Systems, Inc. and the TFS logo are trademarks or registered trademarks of TFS.
This press release contains forward-looking statements, as defined by the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those anticipated as a result of various risks and uncertainties, including, but not limited to, the following: the ability of the Company to continue as a going concern; the ability of the Company to maintain sufficient debtor-in-possession financing to fund its operations and the expenses of the Chapter 11 process; the outcome and timing of the Company’s efforts to restructure and/or sell certain of its assets, including the ability of the Company to execute and close any definitive agreement; the Company’s ability to obtain court approval with respect to motions in the Chapter 11 proceeding prosecuted by it from time to time; the ability of the Company to develop, prosecute, confirm and consummate a plan of reorganization with respect to the Chapter 11 proceeding; risks associated with third parties seeking and obtaining court approval to terminate or shorten the exclusivity period for the Company to propose and confirm a plan of reorganization, to appoint a Chapter 11 trustee or to convert the case to a Chapter 7 proceeding; the ability of the Company to obtain and maintain normal terms with its vendors and dealers; the Company’s ability to maintain contracts that are critical to its operations; the potential adverse impact of the Chapter 11 proceeding on the Company’s liquidity or results of operations; the ability of the Company to fund and execute its business plan; the ability of the Company to attract, motivate and/or retain key executives and employees; the ability of the Company to attract and retain customers; risks and uncertainties relating to market acceptance of the Company’s products; competition; as well as those risks and uncertainties discussed in the Company’s periodic reports filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date hereof. The Company undertakes no obligation to publish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, except as required by law.
SOURCE Three-Five Systems, Inc.
09/06/2005
CONTACT: Three-Five Systems, Inc., +1-602-389-8835
Web site: http://www.tfsc.com